Dated October 13, 2006
Filed Pursuant to Rule 433
Registration Statement No. 333-132807

GENERAL ELECTRIC CAPITAL CORPORATION

GLOBAL MEDIUM-TERM NOTES, SERIES A

(Fixed Rate-Floating Rate Notes)

Issuer:	General Electric Capital Corporation

Ratings:	Aaa-AAA

Trade Date-Pricing Effective Time:	October 13, 2006

Settlement Date (Original Issue Date):	October 18, 2006

Maturity Date:	October 18, 2010

Principal Amount:	US$ 85050,000,000

Price to Public (Issue Price):	100.00%

Underwriters Commission:	0.20%

All-in Price:	99.80%

Net Proceeds to Issuer:	US$ 803,390,000

Fixed Rate Provisions
Fixed Rate Period:	October 18, 2006 to but excluding October 18, 2007

Benchmark:	Eurodollar Synthetic Forward Rate as per Bloomberg Page EDSF

Yield:	5.408%

Spread to Benchmark:	Plus 0.06%

Re-Offer Yield:	5.468%

Page 2
Dated October 13, 2006
Filed Pursuant to Rule 433
Registration Statement No. 333-132807

Fixed Interest Rate:	5.468%

Fixed Rate Interest Payment Date:	October 18, 2007

Day Count Convention:	Actual-360

Floating Rate Provisions
Floating Rate Period:	October 18, 2007 to but excluding the Maturity Date

Interest Rate Basis (Benchmark):	LIBOR, as determined by LIBOR Telerate

Index Currency:	U.S. Dollars

Spread (plus or minus):	Plus 0.06%

Index Maturity:	Three Month

Index Payment Period:	Quarterly

Floating Rate Interest Payment Dates:	Quarterly on the 18th day of each January, April, July and October, commencing on January 18, 2008, ending on the Maturity Date

Initial Interest Rate:	To be determined two London Business Days prior to October 18, 2007 based on three month USD LIBOR plus 0.06%

Interest Reset Periods and Dates:	Quarterly on each Floating Rate Interest Payment Date

Interest Determination Dates:	Quarterly, two London business Days prior to each Interest Reset Date

Day Count Convention:	Actual-360

Denominations:	Minimum of $1,000 with increments of $1,000 thereafter

Call Dates (if any):	Not Applicable

Call Notice Period:	Not Applicable

Page 3
Dated October 13, 2006
Filed Pursuant to Rule 433
Registration Statement No. 333-132807

Put Dates (if any):	Not Applicable
Put Notice Period:	Not Applicable
CUSIP:	36962GY32
ISIN:	Not Applicable
Common Code:	Not Applicable
Other:	Not Applicable

Additional Terms:

Interest

Interest on the Notes for the period from and including October 18, 2006 to but excluding October 18, 2007 (the Fixed Rate Period) will be payable in U.S. Dollars on October 18, 2007 (the Fixed Rate Interest Payment Date). During the Fixed Rate Period, the interest on the Notes will be equal to 5.468% per annum. During the Fixed Rate Period, interest will be computed and paid on an Actual-360 basis (based upon the actual number of days elapsed in each month in a 360-day year of twelve 30-day months).

Interest on the Notes for the period from and including October 18, 2007 to but excluding the Maturity Date ("the Floating Rate Period") will be payable in U.S. Dollars quarterly, in arrears, on the 18th day of each January, April, July and October, commencing January 18, 2008 ("each a Floating Rate Interest Payment Date"). During the Floating Rate Period, the interest rate on the Notes will be equal to the sum of three month USD LIBOR plus 0.06%. The initial floating rate will be determined two London Business Days prior to October 18, 2007 based on three month USD LIBOR plus 0.06%. During the Floating Rate Period, the interest rate will be reset quarterly on each Floating Rate Interest Payment Date ("the Interest Reset Date"), and will be determined quarterly, two London Business Days prior to each Interest Reset Date. During the Floating Rate Period, interest will be computed and paid on the basis as provided for the Notes in the prospectus of the Issuer dated March 29, 2006, as supplemented by the prospectus supplement of the Issuer dated March 29, 2006, under "DESCRIPTION OF NOTES, Interest and Interest Rates, Floating Rate Notes, How Interest is Calculated."

Plan of Distribution:

The Notes are being purchased by Banc of America Securities LLC (the "Underwriter"), as principal, at 100.00% of the aggregate principal amount less an underwriting discount equal to 0.20% of the principal amount of the Notes. GE Capital Markets, Inc. will act as a sales agent in connection with the offering and will receive a fee from the Underwriter equal to 0.10% of the principal amount of the notes.

Page 4
Dated October 13, 2006
Filed Pursuant to Rule 433
Registration Statement No. 333-132807

The Company has agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

Additional Information:

At June 30, 2006, the Company had outstanding indebtedness totaling $382.374 billion, consisting of notes payable within one year, senior notes payable after one year and subordinated notes payable after one year. The total amount of outstanding indebtedness at June 30, 2006, excluding subordinated notes payable after one year, was equal to $379.581 billion.

Consolidated Ratio of Earnings to Fixed Charges

The information contained in the Prospectus under the caption "Consolidated Ratio of Earnings to Fixed Charges" is hereby amended in its entirety, as follows:

Year Ended December 31,					Six Months ended June 30,
2001	2002	2003	2004	2005	2006

1.56	1.62	1.71	1.82	1.66	1.62

For purposes of computing the consolidated ratio of earnings to fixed charges, earnings consist of net earnings adjusted for the provision for income taxes, minority interest and fixed charges.

Fixed charges consist of interest and discount on all indebtedness and one-third of rentals, which the Company believes is a reasonable approximation of the interest factor of such rentals.

CAPITALIZED TERMS USED HEREIN WHICH ARE DEFINED IN THE PROSPECTUS SUPPLEMENT SHALL HAVE THE MEANINGS ASSIGNED TO THEM IN THE PROSPECTUS SUPPLEMENT

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting the SEC Web site at www.sec.gov. Alternatively, the issuer, the Underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling the Underwriter toll free at 1-800-294-1322 or Investor Communications of the issuer at 1-203-357-3950.